                                                                    Exhibit 4(b)

================================================================================








                                CREDIT AGREEMENT




                           Dated as of March 14, 2003




                                     between




                              CLEVELAND-CLIFFS INC




                                       and




                                FIFTH THIRD BANK,
                           an Ohio banking corporation







================================================================================

                                TABLE OF CONTENTS

SECTION                                              DESCRIPTION                                                 PAGE
SECTION 1.                 DEFINITIONS; INTERPRETATION.........................................................     1

       Section 1.1.        Definitions.........................................................................     1
       Section 1.2.        Defined Terms in Incorporated Provisions............................................     8
       Section 1.3.        Interpretation......................................................................     9
       Section 1.4.        Change in Accounting Principles.....................................................     9

SECTION 2.                 THE CREDITS.........................................................................     9

       Section 2.1.        Revolving Credit....................................................................     9
       Section 2.2.        Revolving Credit Loans..............................................................    10
       Section 2.3.        Letters of Credit...................................................................    10
       Section 2.4.        Manner and Disbursement of Loans....................................................    11
       Section 2.5.        Interest Rate Options...............................................................    11
       Section 2.6.        Minimum Amounts.....................................................................    12
       Section 2.7.        Computation of Interest.............................................................    12
       Section 2.8.        Manner of Rate Selection............................................................    12
       Section 2.9.        Prepayments.........................................................................    13
       Section 2.10.       Terminations........................................................................    13
       Section 2.11.       Place and Application of Payments...................................................    13
       Section 2.12.       Notations...........................................................................    13
       Section 2.13.       Fees................................................................................    14

SECTION 3.                 CONDITIONS PRECEDENT................................................................    14

       Section 3.1.        All Advances........................................................................    14
       Section 3.2.        Initial Advance.....................................................................    15

SECTION 4.                 GUARANTY............................................................................    16


SECTION 5.                 REPRESENTATIONS AND WARRANTIES......................................................    16

       Section 5.1.        Organization and Qualification......................................................    16
       Section 5.2.        Subsidiaries........................................................................    17
       Section 5.3.        Authority and Validity of Obligations...............................................    17
       Section 5.4.        Use of Proceeds; Margin Stock.......................................................    17
       Section 5.5.        Financial Reports...................................................................    18
       Section 5.6.        No Material Adverse Change..........................................................    18
       Section 5.7.        Full Disclosure.....................................................................    18
       Section 5.8.        Trademarks, Franchises and Licenses.................................................    18
       Section 5.9.        Governmental Authority and Licensing................................................    18
       Section 5.10.       Good Title..........................................................................    19
       Section 5.11.       Litigation and Other Controversies..................................................    19
       Section 5.12.       Taxes...............................................................................    19

       Section 5.13.       Approvals...........................................................................    19
       Section 5.14.       Affiliate Transactions..............................................................    19
       Section 5.15.       Investment Company; Public Utility Holding Company..................................    19
       Section 5.16.       ERISA...............................................................................    19
       Section 5.17.       Compliance with Laws................................................................    20
       Section 5.18.       Other Agreements....................................................................    20
       Section 5.19.       No Default..........................................................................    20

SECTION 6.                 COVENANTS...........................................................................    20

       Section 6.1.        Information Covenants...............................................................    20
       Section 6.2.        Inspections.........................................................................    22
       Section 6.3.        Maintenance of Property, Insurance, etc.............................................    22
       Section 6.4.        Preservation of Existence...........................................................    22
       Section 6.5.        Compliance with Laws................................................................    22
       Section 6.6.        ERISA...............................................................................    22
       Section 6.7.        Payment of Taxes....................................................................    23
       Section 6.8.        No Changes in Fiscal Year...........................................................    23
       Section 6.9.        Change in the Nature of Business....................................................    23
       Section 6.10.       Limitation on Restrictions..........................................................    23
       Section 6.11.       Incorporation by Reference..........................................................    23
       Section 6.12.       Minimum Consolidated Adjusted Net Worth.............................................    24
       Section 6.13.       Capital Expenditures................................................................    24
       Section 6.14.       Minimum Indebtedness Under Existing Agreements......................................    24
       Section 6.15.       Additional Restrictions.............................................................    24

SECTION 7.                 EVENTS OF DEFAULT AND REMEDIES......................................................    25

       Section 7.1.        Events of Default...................................................................    25
       Section 7.2.        Non-Bankruptcy Defaults.............................................................    27
       Section 7.3.        Bankruptcy Defaults.................................................................    27
       Section 7.4.        Collateral for Undrawn Letters of Credit............................................    27

SECTION 8.                 CHANGE IN CIRCUMSTANCES AND CONTINGENCIES...........................................    27

       Section 8.1.        Change of Law.......................................................................    27
       Section 8.2.        Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR.................    28
       Section 8.3.        Taxes and Increased Costs...........................................................    28
       Section 8.4.        Change in Capital Adequacy Requirements.............................................    29
       Section 8.5.        Funding Indemnity...................................................................    29
       Section 8.6.        Lending Branch......................................................................    30
       Section 8.7.        Discretion of Bank as to Manner of Funding..........................................    30

SECTION 9.                 MISCELLANEOUS.......................................................................    30

       Section 9.1.        Non-Business Days...................................................................    30
       Section 9.2.        No Waiver, Cumulative Remedies......................................................    30

       Section 9.3.        Amendments, Etc.....................................................................    31
       Section 9.4.        Costs and Expenses; Indemnification.................................................    31
       Section 9.5.        Documentary Taxes...................................................................    31
       Section 9.6.        Survival of Representations.........................................................    31
       Section 9.7.        Notices.............................................................................    32
       Section 9.8.        Participations......................................................................    32
       Section 9.9.        Construction........................................................................    32
       Section 9.10.       Headings............................................................................    33
       Section 9.11.       Severability of Provisions..........................................................    33
       Section 9.12.       Counterparts........................................................................    33
       Section 9.13.       Binding Nature, Governing Law, Etc..................................................    33
       Section 9.14.       Submission to Jurisdiction;  Waiver of Jury Trial...................................    33

Signature......................................................................................................    34

Exhibit A          --      Revolving Note
Exhibit B          --      Compliance Certificate
Schedule 5.2       --      Subsidiaries
Schedule 5.16      --      Welfare Plans
Schedule 6.10      --      Limitation on Restrictions

                                CREDIT AGREEMENT


         This Credit Agreement is entered into as of March 14, 2003, by and between CLEVELAND-CLIFFS INC, an Ohio corporation (the "Borrower") and FIFTH THIRD BANK, an Ohio banking corporation (the "Bank").

         The Borrower has requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

         Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

         "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                             Adjusted LIBOR =          LIBOR
                                              -----------------------
                                              100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers'

Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "Agreement" means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

         "Applicable Margin" means, with respect to Loans, the facility fees and letter of credit fees payable under Section 2.13 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedules:

                    A. At any time the aggregate amount of outstanding Loans plus outstanding Letters of Credit (and any unreimbursed drawings thereunder) is equal to or greater than $10,000,000:


                                                                           APPLICABLE MARGIN FOR
                                                      APPLICABLE MARGIN    EURODOLLAR LOANS AND    APPLICABLE MARGIN
                  CASH FLOW LEVERAGE RATIO FOR       FOR BASE RATE LOANS   LETTER OF CREDIT FEE     FOR FACILITY FEE
    LEVEL              SUCH PRICING DATE                  SHALL BE:              SHALL BE:             SHALL BE:
      V       Greater than or equal to 4.25 to 1.0        1.50%                  4.00%                  .50%

     IV       Less than 4.25 to 1.0, but greater
              than or equal to 3.5 to 1.0                 1.50%                  3.50%                  .50%

     III      Less than 3.5 to 1.0, but greater
              than or equal to 3.0 to 1.0                 1.00%                  3.00%                  .50%

     II       Less than 3.0 to 1.0, but greater
              than or equal to 2.0 to 1.0                  .50%                  2.25%                  .50%

      I       Less than 2.0 to 1.0                         .50%                  2.00%                  .50%

                    B. At any time the aggregate amount of outstanding Loans plus outstanding Letters of Credit (and any unreimbursed drawings thereunder) is less than $10,000,000:


                                                                           APPLICABLE MARGIN FOR
                                                      APPLICABLE MARGIN    EURODOLLAR LOANS AND    APPLICABLE MARGIN
                    CASH FLOW LEVERAGE RATIO FOR     FOR BASE RATE LOANS   LETTER OF CREDIT FEE     FOR FACILITY FEE
    LEVEL                SUCH PRICING DATE                SHALL BE:              SHALL BE:             SHALL BE:
      V       Greater than or equal to 4.25 to 1.0        1.00%                  3.50%                  .50%

              Less than 4.25 to 1.0, but greater
     IV       than or equal to 3.5 to 1.0                 1.00%                  3.00%                  .50%

              Less than 3.5 to 1.0, but greater
     III      than or equal to 3.0 to 1.0                  .50%                  2.50%                  .50%

              Less than 3.0 to 1.0, but greater
     II       than or equal to 2.0 to 1.0                  .00%                  1.75%                  .50%

      I       Less than 2.0 to 1.0                         .00%                  1.50%                  .50%

For purposes hereof, the term "Pricing Date" means, for any fiscal quarter of the Borrower ending on or after March 31, 2003, the date on which the Bank is in receipt of the Borrower's most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1 hereof. The Applicable Margin shall be established based on the Cash Flow Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Cash Flow Leverage Ratio shall be deemed to be greater than 4.25 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Borrower absent manifest error.

         "Application" is defined in Section 2.2(d) hereof.

         "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof, or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

         "Bank" is defined in the introductory paragraph hereof.

         "Base Rate" means, for any day, the greater of: (i) the rate of interest announced by the Bank from time to time as its "prime rate" is in effect on such day with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being understood and agreed that such rate may not be the Bank's best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

         "Base Rate Portion" is defined in Section 2.5(a) hereof.

         "Borrower" is defined in the introductory paragraph hereof.

         "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Cleveland, Ohio, and if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of, a LIBOR Portion on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

         "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

         "Cash Flow Leverage Ratio" means, at any time the same is to be determined, the ratio of (a) Funded Debt at such time to (b) Consolidated EBITDA for the Borrower's four fiscal quarters then ended, provided that, for purposes of this definition, Funded Debt and Consolidated EBITDA shall have the meanings given to such terms in the Existing Agreements, except that, notwithstanding such definitions, Funded Debt shall include the principal amount of the Loans and the outstanding amount of all Letters of Credit.

         "CCI" shall mean The Cleveland-Cliffs Iron Company, an Ohio corporation, and any Person who succeeds to all, or substantially all, of the assets and business of The Cleveland-Cliffs Iron Company.

         "Change of Control Event" shall have the same meaning given to such term in the Existing Agreements.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

         "Commitment" is defined in Section 1.2 hereof.

         "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Consolidated Adjusted Net Worth" shall mean, at any date, the consolidated shareholders equity of the Borrower and its Subsidiaries as determined in accordance with GAAP.

         "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "Encumbrance" means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

         "Event of Default" means any event or condition identified as such in
Section 7.1 hereof.

         "Existing Agreements" means the separate Note Agreements, each dated December 15, 1995, by and among the Borrower and the Purchasers party thereto, each as amended by that First Amendment Agreement dated as of December 15, 2002, all with respect to certain 7.00% Senior Notes of the Borrower in the initial aggregate principal amount of $70,000,000, due December 15, 2005, as such agreements are in effect on the date hereof and without giving effect to any terminations, amendments and waivers thereof after the date hereof or the payment in full of the amounts subject thereto.

         "Federal Funds Rate" means for any day the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Cleveland time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         "Guaranty" is defined in Section 4 hereof.

         "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of March 14, 2003 by and among the Bank and J. Romeo & Co., The Variable Annuity Life Insurance Company, ReliaStar Life Insurance Company, First Allmerica Financial Life Insurance Company, Allmerica Financial Life Insurance and Annuity Company, Sun Life Assurance Company of Canada, Sun Life Assurance Company of Canada (U.S.), Clarica Life Insurance Company (U.S. Branch), Great Southern Life Insurance Co., The Union Central Life Insurance Company, Pan-American Life Insurance Company, Standard Insurance Company and Woodmen Accident and Life Company.

         "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2 or 3 months thereafter as selected by the Borrower in its notice as provided herein, subject to the following:

                   (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) no Interest Period may extend beyond the final maturity date of the Note; and

                 (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "Letter of Credit" and "Letters of Credit" each is defined in Section
         2.1 hereof.

         "LIBOR Portion" is defined in Section 2.5(a) hereof.

         "Loan" and "Loans" each is defined in Section 2.1 hereof.

         "Loan Documents" means this Agreement, the Note, the Guaranty and each other instrument or document to be executed or delivered by the Borrower or any Subsidiary Guarantor hereunder or thereunder or otherwise in connection therewith.

         "Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole,
(b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder.

         "Multiemployer Plan" shall have the same meaning as in ERISA.

         "Net Income" means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP.

         "Note" is defined in Section 2.3 hereof.

         "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

         "Permitted Investment" shall mean any investment permitted pursuant to subparts (k) or (l) of the definition of "Restricted Investment", as set forth in the Existing Agreements.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Portion" is defined in Section 2.5(a) hereof.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Responsible Officer" shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Senior Vice President-Finance or General Counsel, of the Borrower.

         "Revolving Credit" is defined in Section 2.1 hereof.

         "Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term "Subsidiary" means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

         "Subsidiary Guarantor" shall mean and include all Wholly-Owned Subsidiaries organized under the laws of the United States, or any state or territory thereof and each other Subsidiary organized under the laws of the United States, or any state or territory thereof, which other Subsidiary is not subject to legal or contractual prohibitions prohibiting such Subsidiary from executing and delivering the Guaranty, which legal or contractual prohibition was not incurred in contemplation of such Subsidiary becoming a Subsidiary on or after the date hereof. The Borrower agrees to use commercially reasonable efforts to have any such prohibition waived to the extent necessary to permit such Subsidiary to execute and deliver the Guaranty (which shall include an offer to defray reasonable legal or administrative fees but shall not include any other consideration or concessions).

         "Termination Date" means March 13, 2004, or such earlier date on which the Commitment is terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

         "U.S. Dollars" and "$" each mean the lawful currency of the United States of America.

         "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

         "Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

         "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

         "Wholly-Owned Subsidiary" means, at any time, any Subsidiary all of the Voting Stock (except directors' qualifying shares) of which are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.

         Section 1.2. Defined Terms in Incorporated Provisions. All capitalized terms incorporated by reference into this Agreement and defined in Section 1.1 shall be defined as set forth in such Section. All capitalized terms incorporated by reference into this Agreement, but not otherwise defined in
Section 1.1, shall be defined as set forth in the Existing Agreements, without giving effect to any terminations, amendments or waivers thereof, or payment in full of the amounts subject thereto, but with the definitions in the Existing Agreements being construed in accordance with the following sentence. All references in the Existing Agreements (or in provisions incorporated herein by reference to the Existing Agreements) to (i) the "Company" shall be deemed to be references to the "Borrower"; (ii) a "Default" shall be deemed to be references to a "Default" as defined in this Agreement; (iii) an "Event of Default" shall be deemed to be references to an "Event of Default" as defined in this Agreement; (iv) the "Bank Facility" shall be deemed to be references to the "Revolving Credit;" (v) the "Bank Facility Guaranty" shall be deemed to be references to the "Guaranty;" (vi) "December 15, 2002," "the date hereof" or "the date of the Agreement" shall be deemed to be references to the date of this Agreement; and (vii) "this Agreement," "hereof," "herein," "hereunder" and similar words or phrases shall be deemed to be references to this Agreement.

         Section 1.3. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cleveland, Ohio time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

         Section 1.4. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Bank or the Borrower may by notice to the other party, require that the Bank and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Bank or the Borrower in requiring such negotiation shall limit its right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.4, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2. THE CREDITS.

         Section 2.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of loans (individually a "Loan" and collectively the "Loans") and commercial and stand-by letters of credit issued by the Bank for the account of the Borrower or any Subsidiary (individually a "Letter of Credit" and collectively the "Letters of Credit"), all as more fully hereinafter set forth, provided that the aggregate outstanding principal amount of Loans and the face amount of all issued and outstanding Letters of Credit shall not at any time exceed $20,000,000 (the "Commitment", as such amount may be reduced pursuant to the terms hereof). During the period from and including the date hereof to but not including the

Termination Date, the Borrower may use the Commitment by borrowing, repaying, and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

         Section 2.2. Revolving Credit Loans. Each Loan shall be in a minimum amount of $100,000; provided, however, that any LIBOR Portion of the Loans shall be in such greater amount as is required by Section 2.6 hereof. The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note"). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth herein. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

         Section 2.3. Letters of Credit. (a) General Terms. The aggregate amount of Letters of Credit issued and outstanding at any time hereunder shall not at any one time exceed $5,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.

         (b) Term. Each Letter of Credit issued hereunder shall expire not later than five (5) days prior to the Termination Date.

         (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

         (d) Applications. At the time the Borrower requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit; provided however that in the event of a conflict between the terms of the Application and the terms of the Credit Agreement, the terms of the Credit Agreement will prevail. Anything contained in the Applications to the contrary notwithstanding,
(i) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Cleveland time) within 1 Business Day of when such drawing is paid, the obligation of the Borrower to reimburse the

Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding 2% to the Base Rate as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed), and (ii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13 hereof.

         Section 2.4. Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Cleveland time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Base Rate Portion of the Note except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2.5 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 3 hereof, the proceeds of each Loan shall be made available to the Borrower at the Borrower's account with the Bank in Cleveland, Ohio, in immediately available funds.

         Section 2.5. Interest Rate Options.(a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Borrower, bear interest with reference to the Base Rate (the "Base Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the Note that is not part of a LIBOR Portion shall constitute a single Base Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion applicable to the Note. There shall not be more than five LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue, or effect by conversion any LIBOR Portion (other than the conversion of any LIBOR Portion to the Base Rate Portion) shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

         (b) Base Rate Portion. Each Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time, provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time.

Interest on each Base Rate Portion shall be payable monthly in arrears on the first day of each month in each year and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on any Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

         (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the Note and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion of such Note after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Cleveland time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the relevant Note as of and on the last day of such Interest Period.

         Section 2.6. Minimum Amounts. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000.

         Section 2.7. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

         Section 2.8. Manner of Rate Selection. The Borrower shall notify the Bank by 11:00 a.m. (Cleveland time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion of the
Note into a Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

         Section 2.9. Prepayments. The Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (a) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $100,000, (b) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than $500,000, and (c) in each case, in an amount such that the minimum amount required for a Loan pursuant to Sections 2.2 and 2.6 hereof remain outstanding) at any time, if such Loan or Loans constitutes part of a LIBOR Portion, upon 3 Business Days prior irrevocable notice by the Borrower to the Bank or, if such Loan or Loans constitute part of the Base Rate Portion, upon prior notice by the Borrower to the Bank (any such notice if received subsequent to 11:00 a.m. (Cleveland time) on a given day to be treated as though received at the opening of business on the next Business Day) and by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment, and (ii) in the case of any prepayment of a LIBOR Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 8.5 hereof.

        Section 2.10. Terminations. The Borrower shall have the right, at any time and from time to time, upon 3 Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $5,000,000 and in multiples of $1,000,000 thereafter) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

        Section 2.11. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its principal office in Cleveland, Ohio (or at such other place as the Bank may specify) no later than 12:00 noon (Cleveland time) on the date any such payment is due and payable. Payments received by the Bank after 12:00 noon (Cleveland time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrower otherwise directs, principal payments shall be applied first to the Prime Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire. Any amount repaid may, subject to the terms and conditions hereof, be borrowed, repaid, and borrowed again.

        Section 2.12. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

        Section 2.13. Fees.

         (a) Facility Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a facility fee at the rate equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily amount of the Commitment. Such facility fee shall be payable quarterly in arrears on the first day of each January, April, July and October in each year (commencing April 1, 2003) and on the Termination Date.

         (b) Letter of Credit Fees. On the date of issuance of each Letter of Credit, and as a condition thereto, the Borrower shall pay to the Bank a letter of credit fee equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily amount of such Letter of Credit. Such fee shall be payable quarterly in advance on the date of issuance of such Letter of Credit and on the first day of each January, April, July and October. In addition to the letter of credit fee called for above, the Borrower further agrees to pay to the Bank such processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

         (c) Closing Fee. The Borrower shall pay to the Bank on the date hereof the closing fee agreed to in that letter agreement by and between the Borrower and the Bank dated March 14, 2003.

SECTION 3. CONDITIONS PRECEDENT.

         The obligation of the Bank to make any Loan or issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

         Section 3.1. All Advances. As of the time of the making of each Loan or the issuance of each Letter of Credit (including the initial Loan) hereunder:

                   (a) each of the representations and warranties set forth in
         Section 5 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date;

                   (b) the Borrower shall be in compliance with the terms and conditions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan or issuing such Letter of Credit;

                   (c) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

                   (d) such Loan or Letter of Credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Borrower's request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (c) above, both inclusive.

         Section 3.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

                   (a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the
         Bank:

                            (i) the Note;

                           (ii) the Guaranty;

                          (iii) copies (executed or certified as may be
                  appropriate) of resolutions of the Board of Directors or other governing body of the Borrower and of each Subsidiary Guarantor authorizing the execution, delivery, and performance of the Loan Documents;

                           (iv) articles of incorporation (or equivalent
                  formation documents) of the Borrower and of each Subsidiary Guarantor certified by the appropriate governmental office of the state of its organization;

                            (v) by-laws (or equivalent governing documents) for
                  the Borrower and for each Subsidiary Guarantor certified by an appropriate officer of such Person acceptable to the Bank;

                           (vi) an incumbency certificate containing the name,
                  title and genuine signature of the Borrower's Authorized Representatives; and

                          (vii) a good standing certificate for the Borrower and
                  each Subsidiary, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in the United States in which it is qualified to do business as a foreign organization;

                   (b) the Bank shall have received the closing fees specified in Section 2.13(c) hereof;

                   (c) the Bank shall have received the Intercreditor Agreement;

                   (d) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

                   (e) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel;

                   (f) the Bank shall have received financing statement, tax and judgment lien search results against the Property of the Borrower and its Subsidiaries, evidencing the absence of Liens on their Property except as permitted by Section 6.11 hereof; and

                   (g) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 4. GUARANTY.

         The payment and performance of the Obligations shall at all times be guaranteed by each Subsidiary Guarantor pursuant to a guaranty agreement in form and substance acceptable to the Bank, as the same may be amended, modified or supplemented from time to time (the "Guaranty"). In the event that any Subsidiary, pursuant to Section 5.21 of the Existing Agreements, delivers any guaranty or becomes a party to the existing Subsidiary Guaranty, as such term is defined in the Existing Agreements, such Subsidiary shall also become a party to the Guaranty pursuant to that supplement attached as Exhibit A to the Guaranty.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Bank as follows:

         Section 5.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Ohio, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to do so would not have a Material Adverse Effect.

         Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to do so would not have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens except any Liens permitted hereunder. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

         Section 5.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. Each Subsidiary Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and each Subsidiary Guarantor have been duly authorized, executed, and delivered by the Borrower and each Subsidiary Guarantor and constitute valid and binding obligations of the Borrower and each Subsidiary Guarantor enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower and each Subsidiary Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary Guarantor or any provision of the organizational documents (e.g., charter, articles of incorporation, or by-laws) of the Borrower or any Subsidiary Guarantor or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary Guarantor or any of its Property, or (b) result in the creation or imposition of any Encumbrance on any Property of the Borrower or any Subsidiary Guarantor.

         Section 5.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         Section 5.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the period then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1 hereof.

         Section 5.6. No Material Adverse Change. Since December 31, 2002, there has been no change in the condition (financial or otherwise) of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         Section 5.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents, and the commitment by the Bank to provide all or part of the financing contemplated hereby, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time prepared.

         Section 5.8. Trademarks, Franchises and Licenses. The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person except where the failure to do so would not have a Material Adverse Effect.

         Section 5.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the Borrower's knowledge threatened.

        Section 5.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to all of their material assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Encumbrances other than such thereof as are permitted by Section
5.9 of the Existing Agreements.

        Section 5.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Borrower's knowledge threatened, against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

        Section 5.12. Taxes. All material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except to the extent that the Borrower or any Subsidiary is contesting the same in good faith. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

        Section 5.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document to which it is a party, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

        Section 5.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

        Section 5.15. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 5.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except with respect to the Welfare Plans identified on Schedule 5.16, as of the date hereof, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

        Section 5.17. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 5.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

        Section 5.19. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 6. COVENANTS.

         The Borrower covenants and agrees that, so long as any credit is available to the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Bank, and until all Obligations are paid in full:

         Section 6.1. Information Covenants. The Borrower will furnish to the
Bank:

                   (a) Quarterly Statements. Within 45 days after the close of each quarterly accounting period in each fiscal year of the Borrower, the Borrower's consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year (other than with respect to the consolidated balance sheet which shall be compared to the consolidated balance sheet for the fiscal year most recently ended), all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower acceptable to the Bank that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

                   (b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower, a copy of the Borrower's consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower's consolidated statements of income, shareholder's equity, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

                   (c) Officer's Certificates. Within 75 days after the close of each quarterly accounting period in each fiscal year of the Borrower, a certificate of the chief financial officer or other officer of the Borrower acceptable to Bank in the form of Exhibit B (x) stating no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default,
         (y) confirming that the representations and warranties stated in
         Section 5 remain true and correct in all material respects, and (z) showing the Borrower's compliance with the covenants set forth in 6.11, 6.12, and 6.13.

                   (d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                   (e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC") or any comparable agency outside of the United States, (y) has furnished to the shareholders of the Borrower, or (z) is required to and has delivered to holders of, or to any agent or trustee with respect to, those promissory notes that are the subject of the Existing Agreements.

                   (f) Other Information. From time to time, such other information or documents (financial or otherwise) as the Bank may reasonably request.

         Section 6.2. Inspections. The Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Bank, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Bank may request and upon reasonable advance notice.

         Section 6.3. Maintenance of Property, Insurance, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Bank upon request full information as to the insurance so carried.

         Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this
Section 6.4 shall prevent, to the extent permitted by Section 5.10 of the Existing Agreements, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower.

         Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property not permitted hereunder.

         Section 6.6. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan which the Borrower is required to report to the PBGC, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan subject to Title IV of ERISA, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

         Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

         Section 6.8. No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

         Section 6.9. Change in the Nature of Business. The Borrower will not, and will not permit CCI to, engage in any business activities or operations which are substantially different in nature from and unrelated to the activities and operations of the Borrower and its Subsidiaries engaged in as of the date hereof.

        Section 6.10. Limitation on Restrictions. Except as set forth on
Schedule 6.10 hereto and except as provided in the Existing Agreements, the Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Bank or (f) guaranty the Obligations.

        Section 6.11. Incorporation by Reference. The provisions of the following Sections (including the contents of the related schedules and exhibits) of the Existing Agreements are incorporated herein by reference in their entirety as in effect on the date hereof and without giving effect to any terminations, amendments or waivers thereof after the date hereof, or the payment in full of the amounts subject thereto, with (a) the defined terms used therein and the definitions of such terms being construed in accordance with Sections 1.1 and 1.2 and (b) Section references therein being deemed to be references to Sections of the Existing Agreements as incorporated by reference herein: Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11,
Section 5.13, Section 5.16, Section 5.17, Section 5.18 and Section 5.19. The Borrower hereby agrees to, and to cause its Subsidiaries to, observe, perform and comply with the Sections of the Existing Agreements incorporated herein for the benefit of the Bank as if such Sections were set forth directly in this Agreement. With regard to Section 5.10 incorporated herein, each reference to the "Notes" and "Financing Agreements" in Section 5.10(a)(2)(i) shall be deemed, respectively, to be reference to the "Obligations" as defined herein, and to this Agreement. Further, with regard to the last paragraph of Section 5.10(c), the exclusion of any sale, lease or other disposition of assets by virtue of the offer by the Borrower to repay the Notes pro-rata shall require the Borrower to similarly offer such pro-rata prepayment to the Bank.

        Section 6.12. Minimum Consolidated Adjusted Net Worth. The Borrower will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than $69,300,000; provided, however, the Borrower may take or incur non-cash charges in respect of post-retirement benefits in an aggregate amount not to exceed $25,000,000 so long as the amount of Consolidated Adjusted Net Worth of the Borrower immediately after giving effect to such non-cash charges shall not be less than $44,300,000 thereafter.

        Section 6.13. Capital Expenditures. The Borrower will not, nor shall it permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP, but excluding any Permitted Investment) in an aggregate amount in excess of $35,000,000 during any fiscal year of the Borrower, provided that, in the event that, after the date hereof, the Borrower or any Subsidiary acquires any Subsidiary or otherwise increases its ownership interest in any existing Subsidiary, then the $35,000,000 amount shall be increased by that amount of any capital expenditures incurred by such Subsidiary attributable to such acquisition or increase in ownership interest that, as a result of such acquisition or increased interest, will, under GAAP, be consolidated with capital expenditures of the Borrower during the fiscal year at issue.

        Section 6.14. Minimum Indebtedness Under Existing Agreements. The Borrower shall maintain a principal indebtedness owing under the Existing Agreements to the Purchasers party to such agreements in an amount not less than $55,000,000, reducing to $35,000,000 on and after December 14, 2003 and further reducing to $15,000,000 on or after December 14, 2004, provided that, notwithstanding the foregoing, the Borrower may make those principal payments required by Sections 2.8 and 5.10 of the Existing Agreements and such principal indebtedness may be paid in full on December 15, 2005.

        Section 6.15. Additional Restrictions. In addition to and not in limitation of any of the restrictions to which the Borrower or any Subsidiary is subject pursuant to this Agreement, the Borrower agrees that in the event the Borrower or any Subsidiary is subject to any covenant or agreement for the benefit of any lender or other provider of credit which is in addition to, or more restrictive than the covenants and agreements to which the Borrower and its subsidiaries are subject pursuant to this Agreement, such other covenants or agreements, without further action, shall be deemed to be incorporated herein and the Bank shall be entitled to the benefit of such covenants and agreements at all times so long as such other covenants and agreements remain outstanding. At the request of the Bank, the Borrower shall, or shall cause the appropriate Subsidiary to enter into amendments hereto to properly incorporate the aforementioned additional covenants or other agreements.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES.

         Section 7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

                   (a) default (i) in the payment when due of all or any part of the principal of any Obligation payable by the Borrower hereunder or under any Loan Document or (ii) in the payment when due or within five Business Days thereafter of all or any part of the interest on any Obligation payable by the Borrower hereunder or under any Loan Document, (whether at the stated maturity thereof or at any other time provided for in this Agreement); or

                   (b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.11, 6.12, 6.13, 6.14 and 6.15 hereof;
         or

                   (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Bank to remedy the same; or

                   (d) any representation or warranty made by the Borrower or any Subsidiary Guarantor herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

                   (e) default shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than $100,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

                   (f) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $5,000,000 (and not covered by insurance) shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

                   (g) the Borrower or any Subsidiary withdraws from any Multiemployer Plan or permits any employee benefit plan maintained by it to be terminated if such withdrawal or termination results in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $3,000,000 or the imposition of a Lien on any property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

                   (h) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended which is not stayed or dismissed within 60 days of the filing thereof, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(i) hereof; or

                   (i) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 7.1(h)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

                   (j) any Subsidiary Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it, except as permitted hereunder, or any of its obligations thereunder, or any event of the type described in any of Sections 7.1(e), 7.1(f), 7.1(h) or 7.1(i) above shall occur with respect to any Guarantor; or

                   (k) a Change of Control Event occurs.

Notwithstanding anything contained in Section 6.4 of this Agreement or in this
Section 7.1 to the contrary, the voluntary or involuntary liquidation, receivership or other disposition of Cliffs and Associates Limited, a Subsidiary organized under the laws of Trinidad and Tobago and its Wholly-Owned Subsidiary, Calipso Sales Company, a Delaware corporation (collectively, "CAL") shall not constitute an Event of Default hereunder provided, that (i) after giving effect to any such transaction the Borrower and its Subsidiaries directly or indirectly own no more than 20% of any equity interests in CAL, (ii) from and after the date hereof, CAL (x) does not enter into any merger, consolidation or other similar transaction except in connection with any such liquidation, receivership or other disposition, and (y) does not acquire, directly or indirectly, any additional material assets or operations and, (iii) any such liquidation and/or receivership or other disposition could not result in any material obligations or liabilities being imposed upon the Borrower or any Subsidiary (other than reasonable and customary filing, legal and other similar administrative fees and expenses) which would not have existed in the absence of any such liquidation and/or receivership.

         Section 7.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (g), both inclusive, or subsection (j) of
Section 7.1 has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

                   (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

                   (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

                   (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

         Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsection (h) or (i) of Section 7.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

         Section 7.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (h) or (i) of
Section 7.1, has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in subsection (h) or (i) of
Section 7.1 has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

SECTION 8. CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

         Section 8.1. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrower shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the

Bank with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement (including, without limitation, Section 8.5 hereof).

         Section 8.2. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

         Section 8.3. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

                   (i) impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

                  (ii) subject the Bank, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                 (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

                  (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or the Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to materially increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive absent manifest error.

         Section 8.4. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

         Section 8.5. Funding Indemnity. (a) In the event the Bank shall incur any loss, cost, or expense (including, without limitation, any loss (excluding any loss of anticipated profit), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank or by reason of breakage of interest rate swap agreements or the liquidation of other hedging interests or agreements) as a result of:

                   (i) any payment or prepayment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

                  (ii) any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense.

         (b) If the Bank requests reimbursement or payment under this Section, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, expense, or funding indemnity giving rise to the request for reimbursement and payment in reasonable detail and such certificate shall be conclusive absent manifest error.

         Section 8.6. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Borrower to the Bank under Section 8.3 hereof or to avoid the unavailability of an interest rate option under Section 8.2 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

         Section 8.7. Discretion of Bank as to Manner of Funding.Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 8.2, 8.3 and 8.4 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 9. MISCELLANEOUS.

         Section 9.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

         Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the

Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 9.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         Section 9.4. Costs and Expenses; Indemnification. The Borrower agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

         Section 9.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 9.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

         Section 9.7. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

      to the Borrower at:                    to the Bank at:
      Cleveland-Cliffs Inc                   Fifth Third Bank
      1100 Superior Avenue                   1404 East Ninth Street
      Cleveland, Ohio  44114-2589            Cleveland, Ohio  44114
      Attention:     Secretary               Attention:     Vel Woods
      Telephone:     (216) 694-5470          Telephone:     (216) 274-5578
      Telecopy:      (216) 694-6741          Telecopy:      (216) 274-5420

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

         Section 9.8. Participations. The Bank shall have the right to grant participations (to be evidenced by one or more agreements or certificates of participation) in its extensions of credit hereunder at any time and from time to time to one or more other Persons; provided that no such participation shall relieve the Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section. Any agreement pursuant to which such participation is granted shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that the Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 8.3 and Section 8.5 hereof. The Borrower authorizes the Bank to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

         Section 9.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND

AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

        Section 9.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

        Section 9.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 9.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

        Section 9.14. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Ohio and of any Ohio State court sitting in the City of Cincinnati for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.


                           [SIGNATURE PAGE TO FOLLOW]

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

         Dated as of this 14th day of March, 2003.


                                              CLEVELAND-CLIFFS INC



                                              By         /s/ Robert Emmet
                                                Name     Robert Emmet
                                                Title    Treasurer



         Accepted and agreed as of the day and year last above written.


                                              FIFTH THIRD BANK, an Ohio banking
                                                 corporation



                                              By         /s/ James P. Byrnes
                                                 Name    James P. Byrnes
                                                 Title   Vice President

                                    EXHIBIT A
                                 REVOLVING NOTE


                                                                 Cleveland, Ohio
$20,000,000.00                                                    March 14, 2003


         On the Termination Date, for value received, the undersigned, CLEVELAND-CLIFFS INC, an Ohio corporation (the "Borrower"), hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the "Bank") at its principal office in Cleveland, Ohio, the principal sum of (i) TWENTY MILLION and no/100 DOLLARS ($20,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

         This Note evidences Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of March 14, 2003, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

         This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

         The Borrower hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.


                                    CLEVELAND-CLIFFS INC


                                    By__________________________________________
                                      Name______________________________________
                                      Title_____________________________________

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE



To:      Fifth Third Bank

         This Compliance Certificate is furnished to the Fifth Third Bank, an Ohio banking corporation, pursuant to that certain Credit Agreement dated as of March 14, 2003, between us (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1. I am the duly elected ____________ of Cleveland-Cliffs Inc;

          2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

          4. The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby;

          5. The representations and warranties of the Borrower contained in
Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

          6. The Schedule I hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

         Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        ----------------------------------------------------------------

        ----------------------------------------------------------------

        ----------------------------------------------------------------

        ----------------------------------------------------------------

        The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.


                                    CLEVELAND-CLIFFS INC


                                    By__________________________________________
                                      Name______________________________________
                                      Title_____________________________________

                                   SCHEDULE I
                            TO COMPLIANCE CERTIFICATE

                              CLEVELAND-CLIFFS INC

                             COMPLIANCE CALCULATIONS
                 FOR CREDIT AGREEMENT DATED AS OF MARCH 14, 2003

                     CALCULATIONS AS OF _____________, 20___

================================================================================

A.       Minimum Consolidated EBITDA

                                                                                                  $-----------
         1.    EBITDA at _______________                                                         See detail below

         2.    EBITDA exceeded the minimum requirement of $_______

B.       Minimum EBITDA (Detail)

         1.    Net Income (Loss)                                                                  $___________

         2.    Asset Retirement Obligation Current Year Increase                                  $___________

         3.    Interest Income                                                                    $___________

         4.    Interest Expense                                                                   $___________

         5.    Taxes                                                                              $___________

         6.    EBIT (Sum of Lines B1 through B5)                                                  $___________

         7.    Depreciation & Amortization                                                        $___________

         8.    EBITDA at ____________ (Sum of Lines B6 and B7)                                    $
                                                                                                   ===========


C.       Consolidated EBITDAR

         1.    EBITDA (Line A1)                                $____________

         2.    Operating Lease Rentals                         $____________                       $___________

         3.    EBITDAR (Sum of Lines C1 and C2)                $
                                                                ============

         4.    Consolidated Interest Charges                                                       $___________

         5.    Fixed Charges (Sum of Lines C2 and C4)                                              $
                                                                                                    ===========

         6.    EBITDAR/Fixed Charges (C3 divided by C5)                                            $___________

         7.    The ratio exceeds the minimum required ratio of:                                       _____

D.       Consolidated Adjusted Net Worth (Section 6.12)

         1.    Consolidated Adjusted Net Worth                                                     $___________

         2.    Consolidated Adjusted Net Worth must not be less than                               $___________

         3.    The Borrower is in compliance (circle yes or no)                                       yes/no

E.       Capital Expenditures (Section 6.13)

         1.    Year-to-date Capital Expenditures                                                   $___________

         2.    Permitted Base Amount                                                                $35,000,000

         3.    Additional Capital Expenditures by Acquired Subsidiaries                            $___________

         4.    Maximum permitted amount -- Sum of Lines D2 and D3                                   $___________

         5.    The Borrower is in compliance (circle yes or no)                                       yes/no

                                  SCHEDULE 5.2

                                  SUBSIDIARIES




         ENTITY                                         STATE OF FORMATION             PERCENTAGE OWNERSHIP
         ------                                         ------------------             --------------------
Cleveland-Cliffs Ore Corporation                                OH                             100%

The Cleveland-Cliffs Iron Company                               OH                             100%

Northshore Sales Company                                        OH                             100%

Wabush Iron Co. Limited                                         OH                             100%

Cliffs Oil Shale Corp.                                          CO                             100%

CALipso Sales Company                                           DE                            82.93%

Cliffs Erie L.L.C.                                              DE                             100%

Cliffs Mining Company                                           DE                             100%

Cliffs Mining Services Company                                  DE                             100%

Cliffs Reduced Iron Corporation                                 DE                             100%

Cliffs Reduced Iron Management Company                          DE                             100%

IronUnits LLC                                                   DE                             100%

Northshore Mining Company                                       DE                             100%

Seignelay Resources, Inc.                                       DE                             100%

Silver Bay Power Company                                        DE                             100%

The Cleveland-Cliffs Steamship Company                          DE                             100%

Cliffs Biwabik Ore Corporation                                  MN                             100%

Pickands Hibbing Corporation                                    MN                             100%

Syracuse Mining Company                                         MN                             100%

         ENTITY                                         STATE OF FORMATION             PERCENTAGE OWNERSHIP
         ------                                         ------------------             --------------------
Cliffs Empire, Inc.                                             MI                             100%

Cliffs IH Empire, Inc.                                          MI                             100%

Cliffs Marquette, Inc.                                          MI                             100%

Cliffs MC Empire, Inc.                                          MI                             100%

Cliffs TIOP, Inc.                                               MI                             100%

Lake Superior & Ishpeming Railroad Company                      MI                             100%

Lasco Development Corporation                                   MI                             100%

Empire-Cliffs Partnership (assumed name for
Cliffs Empire, Inc. and Cliffs MC Empire, Inc.)                 MI                             100%

Empire Iron Mining Partnership                                  MI                             79%

Marquette Iron Mining Partnership (assumed name
for Cliffs Marquette, Inc.)                                     MI                             100%

Marquette Range Coal Service Company                            MI                           82.086%

Tilden Mining Company L.C.                                      MI                             85%

Wheeling-Pittsburgh/Cliffs Partnership (assumed
name for Cliffs Empire, Inc., Cliffs IH Empire,
Inc. and Wheeling-Empire Company)                               MI                             100%

Minerais Midway Ltee-Midway Ore Company Ltd.              Quebec, Canada                       100%

Cliffs and Associates Limited                                Trinidad                         82.39%

Cliffs Synfuel Corp.                                            UT                             100%

Republic Wetlands Preserve LLC                                  MI                             100%

                                  SCHEDULE 5.16


                                  WELFARE PLANS


1. Program of Hospital and Medical Benefits for Eligible Pensioners (Cliffs Mining)

2. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Empire Iron Mining Partnership)

3. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Tilden)

4. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses (Cliffs Mining as Managing Agent of Hibbing Joint Venture)

5. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses Represented by United Steelworkers of America (Cleveland-Cliffs Iron)

6. Program of Insurance Benefits for Salaried Retirees and Surviving Spouses of the Cleveland-Cliffs Iron Company and Its Associated Employers (Cleveland-Cliffs Iron)

7.       Insurance Benefits for Retirees and Surviving Spouses (Cleveland-Cliffs
         Inc)

8. Program of Hospital/Medical Benefits for Eligible Pensioners & Surviving Spouses (Central Shops) (Cleveland-Cliffs Iron)

                                  SCHEDULE 6.10

                           LIMITATION ON RESTRICTIONS


          1. Any agreement evidencing or relating to a capital lease or purchase money financing to the extent that such agreement prohibits the transfer or encumbrance of the property subject to such agreement.

          2. Any agreement relating to any shares of International Steel Group Inc. owned by the Borrower or any of its Subsidiaries that restricts the transfer of such shares or prohibits the creation of a lien on or pledge of such shares by the Borrower or any of its Subsidiaries.

          3. Any agreement, contract, lease, right-of-way, permit, license or license agreement ("Subject Agreement") if, under the terms of such Subject Agreement or under applicable law with respect thereto, the grant of a security interest therein or lien thereon is prohibited by, or constitutes a breach or default under, or results in the termination of, any such Subject Agreement (other than to the extent any such term would be rendered ineffective pursuant to Sections 9-406 through 9-409 of the Uniform Commercial Code).